-11-
                                                          FOR IMMEDIATE RELEASE
                                                     Contact:  Richard S. Eaton
                                             Director, Corporate Communications
                                                                   212-858-7836


IPC INFORMATION SYSTEMS, INC. ANNOUNCES
NEW CHIEF EXECUTIVE OFFICER AND PRESIDENT

         New York, NY -- IPC Information Systems, Inc. (NASDAQ:IPCI), the world leader in technology-based solutions to the financial services industry, today announced the appointment of S. T. (Terry) Clontz to the position of chief executive officer and president.

         Mr. Clontz joins IPC from BellSouth International where he has served since 1992 as president of its Asia/Pacific Region, chairman of BellSouth New Zealand and a director of BellSouth's ventures in Australia, Singapore and the People's Republic of China. Prior to 1992, Mr. Clontz was vice president for BellSouth International's European division. His 23 years of telecommunications experience helped to lead BellSouth International's successful expansion from its home base in the U.S. into ventures worldwide.

         IPC's recently acquired subsidiary, International Exchange Networks, Ltd. (IPC IXnet), is now deploying a global telecommunications network serving the financial community. Terry stated, "The combined strengths of IPC and IXnet provide the unique capabilities to meet the mission- critical communications needs of the financial community worldwide, from state-of-the-art network services to turnkey technology solutions."

         Mr. Clontz will join and report to the Board of Directors. Richard P. Kleinknecht, formerly chief executive officer, and Peter J. Kleinknecht, formerly president, will each retain their respective chairman and vice chairman titles. They will concentrate on strategic business development and management of IPC's dramatic growth in financial technology solutions, integrated with IXnet. Reporting to Mr. Clontz will be Jeff Gill, chief operating officer, who has managed the day-to-day operations of the company since April 1992.

         Richard Kleinknecht stated: "Terry's experience in developing and implementing strategic plans for international expansion, strategic partnering and managing joint venture investments will broaden our senior management team's skill base." Peter Kleinknecht added: "IPC is well positioned now for continued profitable growth, capitalizing on its market leadership serving the global financial community."


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